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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 1-11437

                          LOKHEED MARTIN CORPORATION
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             (Exact name of registrant as specified in its charter)

                             6801 Rockledge Drive
                         Bethesda, Maryland 20817-1877
                                (301) 897-6000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

8 1/8% Cumulative Monthly Income Preferred Securities of COMSAT Capital I, L.P.
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           (Title of each class of securities covered by this Form)

                          Common Stock, $1 par value
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         LOCKHEED MARTIN CORPORATION

DATE:   August 9, 2001                  By:  /s/ David A. Dedman
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                                           David A. Dedman
                                           Assistant General Counsel